Exhibit 99.1

Dominion Energy Virginia

Dominion Energy releases statement in response to U.S. Department of Interior action on Coastal Virginia Offshore Wind

RICHMOND, Va. (December 22, 2025) — Dominion Energy released the following statement in response to the U.S. Department of Interior’s Director’s Order for a 90-day suspension of work issued earlier today for the Coastal Virginia Offshore Wind project:

The Coastal Virginia Offshore Wind Project (CVOW) is essential for American national security and meeting Virginia’s dramatically growing energy needs, the fastest growth in America. This growth is driven by the need to provide reliable power to many of America’s most important war fighting installations, the world’s largest warship manufacturer, and the largest concentration of data centers on the planet as well as the leading edge of the AI revolution.

Stopping CVOW for any length of time will threaten grid reliability for some of the nation’s most important war fighting, AI, and civilian assets. It will also lead to energy inflation and threaten thousands of jobs.

CVOW is American-owned and benefits all of our Virginia customers. Our customers are paying for the project after a careful review of project costs and benefits by Virginia state regulators in 2022. These same state regulators, along with numerous federal agencies, oversee our cyber and physical security program, which is among the strongest in the energy industry.

The project has been more than ten years in the works, involved close coordination with the military, and is located 27 to 44 miles offshore, so far offshore it does not raise visual impact concerns. The project’s two pilot turbines have been operating for five years without causing any impacts to national security.

CVOW enjoys bipartisan support and is within months of generating a massive 2,600 megawatts to support the fastest growing part of America’s energy grid. This growth serves the largest concentration of critical infrastructure in the world.

Virginia’s All-American, All-Of-The-Above-Energy Plan requires a range of power generation assets, including natural gas, advanced nuclear, and renewables. Virginia needs every electron we can get as our demand for electricity doubles. These electrons will power the data centers that will win the AI race, support our war fighters, and build the nuclear warships needed to maintain our maritime supremacy. Virginia’s grid needs addition of electrons, not subtraction.

We stand ready to do what is necessary to get these vital electrons flowing as quickly as possible.

About Dominion Energy

Dominion Energy (NYSE: D), headquartered in Richmond, Va., provides regulated electricity service to 3.6 million homes and businesses in Virginia, North Carolina, and South Carolina, and regulated natural gas service to 500,000 customers in South Carolina. The company is one of the nation’s leading developers and operators of regulated offshore wind and solar power and the largest producer of carbon-free electricity in New England. The company’s mission is to provide the reliable, affordable, and increasingly clean energy that powers its customers every day. Please visit DominionEnergy.com to learn more.

News Category: Virginia & North Carolina

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Media Contact:

Aaron Ruby, 804-489-8081, aaron.f.ruby@dominionenergy.com

Investor Contact:

David McFarland, 804-339-1173, david.m.mcfarland@dominionenergy.com